EXHIBIT 3.1

ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF CHAMPION INDUSTRIES, INC.

Pursuant to the provisions of Section 31D-10-1003 of the West Virginia Business Corporation Act, the undersigned corporation adopts the following ARTICLES OF AMENDMENT to its Articles of Incorporation:

1.	The name of the corporation is Champion Industries, Inc.

2.
The following Amendment of the Articles of Incorporation, which amends Article 7 in its entirety, was duly adopted and approved by the shareholders of the corporation at a special meeting held on December 7, 2012, in the manner prescribed by the West Virginia Business Corporation Act:

a. Article 7 of the Articles of Incorporation is hereby amended to read as follows:

7(a). The aggregate number of shares which the corporation shall have authority to issue is 25,000,000 shares, to be divided into 20,000,000 Class A common shares of the par value of $1.00 each, and 5,000,000 Class B common shares of the par value of $1.00 each. The relative rights, privileges and limitations of the Class A common shares and the Class B common shares shall be in all respects identical, share for share, except that the voting power for the election of directors and for all other voting purposes shall be vested exclusively in the holders of the Class A common shares and, except as otherwise required by law, the holders of Class B common shares shall not have any voting power or be entitled to receive any notice of meetings of shareholders.

(b) Notwithstanding the foregoing, any Class A common shares held (whether by conversion, direct or indirect purchase, or otherwise) by any shareholder whose ownership of Class A common shares is subject to the ownership limitations of the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder, may be tendered to the corporation with a request that they be redeemed and converted, on a share for share basis, for certificate(s) representing Class B common shares, and such shares shall be redeemed and converted upon the corporation’s issuance of certificates for Class B common shares.

(c) Any share of Class B common shares that is transferred to a holder who is not subject to the ownership limitations of the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder, shall automatically, upon tender to the corporation, be redeemed and converted by the corporation into a share of Class A common shares.

(d) Any conversion of Class A or Class B common shares pursuant to 7(b) or 7(c) hereof shall be made for no additional consideration.

Dated: December 7, 2012	CHAMPION INDUSTRIES, INC.

	By:	/s/ Marshall T. Reynolds
Marshall T. Reynolds
Cairman of the Board of Directors

This instrument prepared by:

Thomas J. Murray, Esquire
Huddleston Bolen LLP
611 Third Avenue
Huntington, WV 25701

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